Exhibit 4(ee)-3

EXECUTION COPY

LOUISVILLE/JEFFERSON COUNTY METRO GOVERNMENT, KENTUCKY

AND

LOUISVILLE GAS AND ELECTRIC COMPANY

A Kentucky Corporation

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AMENDMENT NO. 2 TO AMENDED AND RESTATED LOAN AGREEMENT
IN CONNECTION WITH POLLUTION CONTROL FACILITIES

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Dated as of October 1, 2011

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NOTICE:
The interest of the Louisville/Jefferson County Metro Government, Kentucky in and to this Amendment No. 2 to Amended and Restated Loan Agreement has been assigned to The Bank of New York Mellon, as Trustee, under the Second Amended and Restated Indenture of Trust dated as of October 1, 2011.

THIS AMENDMENT NO. 2 TO AMENDED AND RESTATED LOAN AGREEMENT, dated as of October 1, 2011 (this “Amendment No. 2 to Loan Agreement”), by and between the LOUISVILLE/JEFFERSON COUNTY METRO GOVERNMENT, KENTUCKY, the governmental successor in interest by operation of law to the County of Jefferson, Kentucky, being a public body corporate and politic duly created and existing as a de jure political subdivision under the Constitution and laws of the Commonwealth of Kentucky, and LOUISVILLE GAS AND ELECTRIC COMPANY, a corporation organized and existing under the laws of the Commonwealth of Kentucky.

W I T N E S S E T H:

WHEREAS, the Louisville/Jefferson County Metro Government, Kentucky (the “Metro Government” or  “Issuer”) is the governmental successor in interest by operation of law to the County of Jefferson, Kentucky and constitutes a public body corporate and politic duly created and existing as a de jure political subdivision under the Constitution and laws of the Commonwealth of Kentucky, and pursuant to the provisions of Chapter 67C and Sections 103.200 to 103.285, inclusive, of the Kentucky Revised Statutes (the “Act”), the Issuer has the power to enter into the transactions contemplated by this Amendment No. 2 to Loan Agreement and to carry out its obligations hereunder; and

WHEREAS, Issuer came into legal existence on January 6, 2003, by operation of law and voter approval in accordance with laws now codified as Chapter 67C of the Kentucky Revised Statutes and replaced and superseded the prior governments of both the City of Louisville, Kentucky and the County of Jefferson, Kentucky (the “Predecessor County”) and pursuant to law has mandatorily assumed all existing contracts and obligations of the former City and County and has been endowed with all powers of each of such former City and County; and

WHEREAS, the Metro Government, as successor to the Predecessor County, is authorized pursuant to the Act to issue negotiable bonds and lend the proceeds from the sale of such bonds to a utility company to finance and refinance the acquisition of “pollution control facilities,” as defined by the Act (“Pollution Control Facilities”), for the abatement and control of air pollution and to refund bonds of the Predecessor County which were previously issued for any of such purposes; and

WHEREAS, on May 19, 2000, the Issuer, at the request of Louisville Gas and Electric Company (the “Company”), issued its Pollution Control Revenue Bonds, 2000 Series A (Louisville Gas and Electric Company Project) in the original principal amount of $25,000,000 (the “Bonds” or “2000 Series A Bonds”), pursuant to the Indenture of Trust dated as of May 1, 2000, with The Bank of New York Mellon, as Trustee, Paying Agent and Bond Registrar (the “Trustee”), which Indenture of Trust was amended and restated pursuant to the Amended and Restated Indenture of Trust dated as of September 1, 2008, between the Issuer and the Trustee, and has been further amended and supplemented pursuant to the Supplemental Indenture No. 1 to Amended and Restated Indenture of Trust dated as of  September 1, 2010, between the Issuer and the Trustee (collectively, “Original Indenture of Trust”), and the Issuer loaned the proceeds of the 2000 Series A Bonds to the Company pursuant to the Loan Agreement dated as of May 1, 2000, between the Issuer and the Company, which Loan Agreement was amended and restated pursuant to the Amended and Restated Loan Agreement dated as of September 1, 2008, between the Issuer and the Company, and has been further amended and supplemented pursuant to the Amendment No. 1 to Loan Agreement dated as of September 1, 2010, between the Issuer and the Company (collectively, the “Loan Agreement”); and

WHEREAS, pursuant to Section 13.01 of the Original Indenture of Trust, the consent of the holders of the 2000 Series A Bonds is not required for the Issuer and the Company to enter into an amendment to the Loan Agreement in order to conform the Loan Agreement with changes and modifications to the Original Indenture of Trust made pursuant to Section 12.01 of the Original Indenture of Trust; and

WHEREAS, it is now appropriate and necessary that the Loan Agreement be amended pursuant to Section 13.01 of the Original Indenture of Trust in order to permit the Bonds to be converted to a mode that will allow for the 2000 Series A Bonds to be purchased by the Purchaser (as hereinafter defined) and to bear interest at the rates applicable during a “LIBOR Index Rate Period”, as more particularly described and provided for in the Second Amended and Restated Indenture of Trust dated as of October 1, 2011, between the Issuer and Trustee (the “Indenture” or “Indenture of Trust”); and

WHEREAS, pursuant to and in accordance with the provisions of the Act and an Ordinance duly adopted by the Issuer on [October 27,] 2011, and in furtherance of the purposes of the Act and at the request of the Company, the Issuer has determined to enter into this Amendment No. 2 to Loan Agreement; and

WHEREAS, the Issuer and the Trustee have entered into the Second Amended and Restated Indenture of Trust between the Issuer and the Trustee of even date (the “Indenture of Trust”) herewith pursuant to ARTICLE XII of the Original Indenture of Trust; and

WHEREAS, the Company shall cause to be delivered to the Issuer and the Trustee the opinion of Bond Counsel required under ARTICLE XIII of the Indenture of Trust concurrently with the execution and delivery of this Amendment No. 2 to Loan Agreement; and

WHEREAS, all acts, conditions and things required by the Constitution and laws of the Commonwealth of Kentucky and by the requirements of the Issuer to happen, exist and be performed precedent to and in the execution and delivery of this Amendment No. 2 to Loan Agreement have happened, have existed and have been performed as so required in order to make this Amendment No. 2 to Loan Agreement a valid and binding loan agreement for the security of the holders of the 2000 Series A Bonds and for the payment of all amounts due under the Loan Agreement and this Amendment No. 2 to Loan Agreement in accordance with their respective terms.

NOW, THEREFORE, FOR AND IN CONSIDERATION OF THE PREMISES AND THE MUTUAL COVENANTS AND AGREEMENTS HEREINAFTER CONTAINED, THE PARTIES HERETO AGREE EACH WITH THE OTHER AS FOLLOWS:

ARTICLE I

AMENDMENTS TO THE LOAN AGREEMENT

Section 1.1.             Amendment of Section 1.02. Incorporation of Certain Terms by Reference.  The following defined terms are hereby added to Section 1.02 of the Loan Agreement and shall have the meanings set forth in ARTICLE I of the Indenture of Trust:

“Bank”
“Base Rate”
“Bond Purchase and Bank Covenants Agreement”
“Default Rate”
“Federal Funds Open Rate”
“Governmental Authority”
“Initial Libor Index Rate Period”
“LIBOR”
“LIBOR Applicable Rating Level”
“LIBOR Index Rate”
“LIBOR Index Rate Period”
“LIBOR Margin”
“Margin Rate Factor”
“Maximum Federal Corporate Tax Rate”
“Prime Rate”
“Purchaser”

Section 1.2.            Amendment of Section 1.03 Additional Definitions.  In addition to the terms whose definitions are incorporated by reference herein pursuant to ARTICLE I of the Indenture of Trust, the following terms shall have the meanings set forth in this Section unless the use or context clearly indicates otherwise:

“Taxable Period” means, with respect to the 2000 Series A Bonds, the period which elapses from the date on which the interest on the 2000 Series A Bonds is includable in the gross income of the holders thereof as a result of a Determination of  Taxability to and including the mandatory purchase date for the 2000 Series A Bonds as a result of such Determination of Taxability.

“Taxable Rate” means LIBOR plus the LIBOR Margin.

Section 1.3.           Amendment of Section 10.3. Obligations to Prepay Loan. Section 10.3 of the Loan Agreement is hereby amended and restated to read as follows:

Section 10.3  Obligations to Prepay Loan.

(a)           Mandatory Redemption Upon Determination of Taxability.  Company shall be obligated to prepay the entire Loan or any part thereof, as provided below, prior to the required full payment of the 2000 Series A Bonds (or prior to making provision for payment thereof in accordance with the Indenture) on the 180th day (or such earlier date as may be designated by Company), which, in every case, must be a Business Day, upon the occurrence of a Determination of Taxability.  The Issuer and Company shall take all actions required to mandatorily redeem the 2000 Series A Bonds at the cost of the Company upon the terms specified in this Agreement and in Article IV of the Indenture following the occurrence of a Determination of Taxability, including, but not limited to, prepaying appropriate amounts due on the 2000 Series A Bonds in order to effect such redemption.  The 2000 Series A Bonds shall be redeemed by the Issuer, in whole, or in such part as described below, at a redemption price equal to 100% of the principal amount thereof, without redemption premium, plus accrued interest, if any, to the redemption date, within 180 days following a Determination of Taxability.  For purposes of this section, a “Determination of Taxability” shall mean the receipt by the Trustee of written notice from a current or former registered owner of a 2000 Series A Bond or from the Company or the Issuer of (i) the issuance of a published or private ruling or a technical advice memorandum by the Internal Revenue Service in which the Company participated or has been given the opportunity to participate, and which ruling or memorandum the Company, in its discretion, does not contest or from which no further right of administrative or judicial review or appeal exists, or (ii) a final determination from which no further right of appeal exists of any court of competent jurisdiction in the United States in a proceeding in which the Company has participated or has been a party, or has been given the opportunity to participate or be a party, in each case, to the effect that as a result of a failure by the Company to perform or observe any covenant or agreement or the inaccuracy of any representation contained in this Agreement or any other agreement or certificate delivered in connection with the 2000 Series A Bonds, the interest on the 2000 Series A Bonds is included in the gross income of the owners thereof for federal income tax purposes, other than with respect to a person who is a “substantial user” or a “related person” of a substantial user within the meaning of the Section 147 of Internal Revenue Code of 1986, as amended (the “Code”); provided, however, that no such Determination of Taxability shall be considered to exist as a result of the Trustee receiving notice from a current or former registered owner of a 2000 Series A Bond or from the Issuer unless (i) the Issuer or the registered owner or former registered owner of the 2000 Series A Bond involved in such proceeding or action (A) gives the Company and the Trustee prompt notice of the commencement thereof, and (B) (if the Company agrees to pay all expenses in connection therewith) offers the Company the opportunity to control unconditionally the defense thereof, and (ii) either (A) the Company does not agree within 30 days of receipt of such offer to pay such expenses and liabilities and to control such defense, or (B) the Company shall exhaust or choose not to exhaust all available proceedings for the contest, review, appeal or rehearing of such decree, judgment or action which the Company determines to be appropriate.  No Determination of Taxability described above will result from the inclusion of interest on any 2000 Series A Bond in the computation of minimum or indirect taxes.  All of the 2000 Series A Bonds shall be redeemed upon a Determination of Taxability as described above unless, in the opinion of Bond Counsel, redemption of a portion of the 2000 Series A Bonds of one or more series or one or more maturities would have the result that interest payable on the remaining 2000 Series A Bonds outstanding after the redemption would not be so included in any such gross income.

In the event any of the Issuer, the Company or the Trustee has been put on notice or becomes aware of the existence or pendency of any inquiry, audit or other proceedings relating to the 2000 Series A Bonds being conducted by the Internal Revenue Service, the party so put on notice shall give immediate written notice to the other parties of such matters.

Promptly upon learning of the occurrence of a Determination of Taxability (whether or not the same is being contested), or any of the events described in this Section 10.3(a), the Company shall give notice thereof to the Trustee and the Issuer.

(b)           In the case of the mandatory obligation of Company to prepay the Loan or any part thereof after the occurrence of a Determination of Taxability, pursuant to Section 10.3(a) hereof, Company shall be obligated to prepay such Loan or such part thereof not later than 180 days after any such final determination as specified in Section 10.3(a) hereof and to provide to Trustee for deposit in the Bond Fund an amount sufficient, together with other funds deposited with the Trustee and available for such purpose, to redeem such 2000 Series A Bonds at the price of 100% of the principal amount thereof in accordance with Section 5.1 hereof plus interest accrued and to accrue to the date of redemption of the 2000 Series A Bonds and to pay all reasonable and necessary fees and expenses of Trustee and any paying agents and all other liabilities of Company accrued and to accrue hereunder to the date of redemption of the 2000 Series A Bonds.

(c)           If a Determination of Taxability occurs when all or any portion of the 2000 Series A Bonds are owned by the Purchaser, the Company hereby agrees to pay to the Purchaser, in addition to the redemption price of the 2000 Series A Bonds owned by the Purchaser, the following additional amounts:

(i)           an additional amount equal to the difference between (1) the amount of interest paid on the 2000 Series A Bonds during the Taxable Period and (2) the amount of interest that would have been paid on the 2000 Series A Bonds during the Taxable Period had the 2000 Series A Bonds borne interest at the Taxable Rate; and

(ii)           an amount equal to any interest, penalties on overdue interest and additions to tax (as referred to in Subchapter A of Chapter 68 of the Code) owed by the Purchaser as a result of occurrence of a Determination of Taxability.

ARTICLE II

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 2.1.            Representations, Warranties and Covenants by the Issuer.  The Issuer represents, warrants and covenants that:

(a) The Issuer is a public body corporate and politic duly created and existing as a de jure political subdivision under the Constitution and laws of the Commonwealth of Kentucky and, pursuant to the Act, the Issuer has the power to enter into this Amendment No. 2 to Loan Agreement and the Indenture of Trust and the transactions contemplated hereby and thereby and to carry out its obligations hereunder and thereunder.

(b) To its knowledge, the Issuer is not in default under or in violation of the Constitution or any of the laws of the Commonwealth of Kentucky relevant to the consummation of the transactions contemplated hereby, and the Issuer has been duly authorized to execute and deliver this Amendment No. 2 to Loan Agreement and the Indenture of Trust.  The Issuer agrees that it will do or cause to be done in a timely manner all things necessary to preserve and keep in full force and effect its existence, and to carry out Issuer’s respective representations, warranties, covenants, agreements and obligations set forth in this Amendment No. 2 to Loan Agreement.

Section 2.2.            Representations, Warranties and Covenants by the Company.  The Company represents, warrants and covenants that:

(a) The Company (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Kentucky, (ii) is duly qualified, authorized and licensed to transact business in each jurisdiction wherein failure to qualify would have a material adverse effect on the conduct of its business, and (iii) is not in violation of any provision of its Articles of Incorporation, its By-Laws or any laws of the Commonwealth of Kentucky relevant to the transactions contemplated hereby.

(b) The Company has full and complete legal power and authority to execute and deliver this Amendment No. 2 to Loan Agreement, and has by proper corporate action duly authorized the execution and delivery of this Amendment No. 2 to Loan Agreement.

(c) No event of default, and no event of the type described in clauses (a) through (f) of Section 9.1 of the Loan Agreement has occurred and is continuing, and no condition exists which, with the giving of notice or the lapse of time, or both, would constitute an event of default or a default under any agreement or instrument to which the Company is a party or by which the Company is or may be bound or to which any of the property or assets of the Company is or may be subject which would impair in any material respect its ability to carry out its obligations under the Loan Agreement, this Amendment No. 2 to Loan Agreement or the transactions contemplated hereby or thereby.  Neither the execution and delivery of the Loan Agreement, this Amendment No. 2 to Loan Agreement, nor the consummation of the transactions contemplated hereby or by the Indenture of Trust, nor the fulfillment of or compliance with the terms and conditions hereof or thereof, conflicts with or results in a breach of the terms, conditions or provisions of any corporate restriction or any agreement or instrument to which the Company is now a party or by which it is bound, or constitutes a default under any of the foregoing, or results in the creation or imposition of any prohibited lien, charge or encumbrance whatsoever upon any of the property or assets of the Company under the terms of any instrument or agreement.

ARTICLE III

MISCELLANEOUS

Section 3.1.              Term of Amendment No. 2 to Loan Agreement.  This Amendment No. 2 to Loan Agreement shall remain in full force and effect from the date hereof to and including the later of May 1, 2027, or until such time as all of the 2000 Series A Bonds shall have been fully paid (or provision made for such payment pursuant to the Indenture of Trust and any amendments thereto), whichever shall be later; provided, however, that the Loan Agreement, as amended pursuant to this Amendment No. 2 to Loan Agreement, may be cancelled and terminated prior to said date in accordance with the provisions of Section 11.1 of the Loan Agreement.

Section 3.2.              Ratification.  Except as amended and supplemented by Articles I and II hereof, the Issuer and the Company hereby ratify and reaffirm the terms and provisions of the Loan Agreement and their respective representations, warranties, covenants, agreements and obligations set forth therein.

Section 3.3.              Effective Date.  This Amendment No. 2 to Loan Agreement has been made and entered into as of the date first written above.

Section 3.4.              Binding Effect.  This Amendment No. 2 to Loan Agreement shall inure to the benefit of and shall be binding upon the Issuer, the Company and their respective successors and assigns, subject, however, to the limitations contained in Sections 7.2, 8.l and 8.3 of the Loan Agreement.

Section 3.5.              Severability.  In the event any provision of this Amendment No. 2 to Loan Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

Section 3.6.              Execution in Counterparts.  This Amendment No. 2 to Loan Agreement may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

Section 3.7.             Applicable Law.  This Amendment No. 2 to Loan Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky.

Section 3.8.             Captions.  The captions or headings in this Amendment No. 2 to Loan Agreement are for convenience only and in no way define, limit or describe the scope or intent of any provisions, Articles or Sections of this Amendment No. 2 to Loan Agreement.

Section 3.9.             No Pecuniary Liability of Issuer.  No provision, covenant or agreement contained in this Amendment No. 2 to Loan Agreement or breach thereof shall constitute or give rise to a pecuniary liability of the Issuer or a charge upon its general credit or taxing powers.

(signature page immediately follows)

IN WITNESS WHEREOF, the Issuer and the Company have caused this Amendment No. 2 to Loan Agreement to be executed in their respective corporate names and their respective corporate seals to be hereunto affixed and attested by their duly authorized officers, all of the date first written.

LOUISVILLE/JEFFERSON COUNTY
METRO GOVERNMENT, KENTUCKY

(SEAL)
By
GREG FISCHER Mayor

ATTEST:	APPROVED AS TO FORM AND LEGALITY:

Michael J. O’Connell
Jefferson County Attorney

KATHLEEN J. HERRON
Metro Council Clerk
By
TERRI A. GERAGHTY
Assistant County Attorney

LOUISVILLE GAS AND ELECTRIC
COMPANY

(SEAL)
By
DANIEL K. ARBOUGH
Treasurer

ATTEST:

JOHN R. McCALL
Secretary